UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 28, 2006

Mercury Interactive Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-22350	77-0224776
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

379 North Whisman Road, Mountain View, California 94043

(Address of Principal Executive Offices)

(Registrant’s Telephone Number, Including Area Code)

(650) 603-5200

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 241.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Mercury Interactive Corporation (the “Company”) entered into a Second Amendment to Agreement dated July 28, 2006 (the “Second Amendment”) amending the November 1, 2005 agreement by and between the Company and Amnon Landan, the Company’s former Chief Executive Officer, as previously amended by the Amendment to Agreement effective January 27, 2006. Pursuant to the Second Amendment, the Company and Mr. Landan agreed that Mr. Landan will not exercise his options to acquire 437,500 shares of Company common stock that were granted with a record grant date of January 3, 2003 (the “2003 Options”) and that he no longer will have any right to or interest in, or any value from, the 2003 Options, except as specifically set forth in the Second Amendment. The Company and Mr. Landan further agreed that if, on or before the cutoff date, the Company and Mr. Landan reach a settlement as to the Company’s pending claims against Mr. Landan, Mr. Landan will receive against any amount that he agrees to pay to the Company a credit of the lesser of (i) the settlement amount or (ii) $2,817,500 (which represents the difference between the exercise price of the 2003 Options ($31.41 per share) and the closing price of the Company’s common stock on July 14, 2006 ($37.85 per share)). For purposes of the Second Amendment, the cutoff date means the later of March 15, 2007 or such other date on which such credit can be granted without subjecting Mr. Landan to liability for additional tax under Section 409A of the Internal Revenue Code.

The foregoing description of the Second Amendment does not purport to be complete, and is qualified in its entirety by reference to such agreement, a copy of which is filed as Exhibit 10.59 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.59     Second Amendment to Agreement by and between the Company and Amnon Landan dated July 28, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 31, 2006	MERCURY INTERACTIVE CORPORATION

	By:	/s/ David J. Murphy
	Name:	David J. Murphy
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.59	Second Amendment to Agreement by and between the Company and Amnon Landan dated July 28, 2006